EXHIBIT 10(k)
SETTLEMENT AGREEMENT
RESPECTING SUMS DUE FROM POWER SPORTS FACTORY TO ANDRETTTI IV
AS OF October 23rd, 2009

THIS SETTLEMENT AGREEMENT (“Agreement”) is entered into as of this 23rd day of October, 2009 between Power Sports Factory, Inc. (“PSF”) and Andretti IV, LLC (“Andretti IV”) (collectively the “Parties).

RECITALS

A.           The Parties are parties to an Exclusive Licensing Agreement dated May 15, 2007 wherein PSF has been, among other things, granted the rights to use the “Andretti” name and personal publicity rights of several members of the Andretti family in connection with the branding and sale of the “Andretti/Benelli” line of motor scooters to be distributed by PSF (“Benelli Agreement”).

B.           The Parties are also parties to an Exclusive Licensing Agreement dated June 27, 2008 wherein PSF has been, among other things, granted the rights to use the “Andretti” name and personal publicity rights of several members of the Andretti family in connection with the branding and sale of the “Andretti/Yamati” line of motor scooters to be distributed by PSF (“Yamati Agreement”).

C.           Both the Benelli Agreement and the Yamati Agreement contain provisions relating to compensation payable to Andretti IV in consideration for the grant of rights which included the requirement for PSF to pay Andretti IV a minimum guaranteed amount per year of said Agreements.

D.           As of July 31st, 2009, PSF owes Andretti IV Nine Hundred Fifty Thousand Dollars ($950,000) pursuant to the Benelli Agreement and Three Hundred Ninety Thousand Dollars ($390,000) pursuant to the Yamati Agreement for a total of One Million Three Hundred Forty Thousand Dollars ($1,340,000) as minimum guaranteed amounts owing pursuant to said Agreements (“the December 31, 2008/2009 Debt”).

E.           While the Benelli Agreement and the Yamati Agreement shall be modified to represent a $65 payment per bike starting on January 1st 2010, the Parties wish to settle the December 31, 2008/2009 Debt as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein and the fulfillment of all of them, the sufficiency of which is acknowledged by the Parties, it is agreed as follows:

AGREEMENT

1.           Settlement of December 31, 2008/2009 Debt:  In full settlement of the December 31, 2008/2009 Debt, PSF shall effectuate the following:

a.	Pay to Andretti IV the sum of One Hundred Fifty Thousand Dollars ($150,000). Payable $30,000 on October 23rd, 60,000 on or before December 1st, 2009 and $60,000 on or before January 1st, 2010.

b.	All future payments will be made on a per bike basis of $65 per bike sold. Payment will be made on a quarterly basis 45 days after PSF closes its financial quarter.

c.	The payment of this sum will be made via wire transfer and received by Andretti IV not later than Friday, October 23rd, 2009.

d.	Execute an Amendment to the Benelli Agreement and to the Yamati Agreement which will document a change all future years of contract to contain no minimum payments and a flat licensing fee of $65 per bike.

e.	PSF will not issue any press releases on this settlement and shall only issue information to the SEC as required by law.

2.           Default:  PSF shall be in default under this Agreement if it fails to comply completely and timely with obligations set forth in Paragraph 1 (“Default”).  Upon Default, this Agreement shall, at Andretti IV’s election evidenced by written notice to PSF, be null and void (except for Andretti IV’s right to file a lawsuit for the entry of a Consent Judgment) and all sums payable pursuant to the Benelli Agreement and the Yamati Agreement in their original forms shall be immediately due and owing..

3.           Release and Discharge of December 31, 2008/2009 Debt:  In consideration of PSF’s full compliance and satisfaction of the terms of this Agreement, Andretti IV shall release and discharge PSF, along with their current and former shareholders, officers, directors, representatives, attorneys, insurers, agents, and employees, and together with any and all persons, firms, corporations, affiliates, and subsidiaries, who are or may be liable therefor, from the December 31, 2008/2009 Debt.  Except as otherwise provided herein, all other terms and conditions of the Benelli Agreement and the Yamati Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date set forth below.

POWER SPORTS FACTORY, INC. /s/ Shawn Landgraf Shawn Landgraf Chief Executive Officer Date: October 23rd, 2009	ANDRETTI IV, LLC /s/Mario Andretti Mario Andretti Member Date: October 23rd, 2009